Exhibit 16.1

June 30, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Net Power Inc’s (f/k/a Rice Acquisition Corp. II) statements included under Item 4.01 of its Form 8-K dated June 29, 2023. We agree with the statements concerning our Firm under Item 4.01(a), in which we were informed of our dismissal on June 29, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York